Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Donegal Group Inc.:

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of Donegal Group Inc. of the ParenteBeard LLC (“ParenteBeard”) report dated March 8, 2013, with respect to the consolidated balance sheet of Donegal Financial Services Corporation and subsidiary as of December 31, 2012 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which appear as a schedule to the December 31, 2013 annual report on Form 10-K of Donegal Group Inc. ParenteBeard LLC merged into Baker Tilly Virchow Krause, LLP (“Baker Tilly”) on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

/s/ Baker Tilly Virchow Krause, LLP
Lancaster, Pennsylvania
December 18, 2014